Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-72377, 333-105718, and 333-126601 on Form S-8 of Knight Transportation, Inc., of our reports dated March 6, 2006, relating to the financial statements and financial statement schedule for the years ended December 31, 2005 and 2004 of Knight Transportation, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Knight Transportation, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

March 6, 2006

Phoenix, Arizona

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